Exhibit 10.58

Summary Translation of Contractual Management/Operation Agreement

Party A: An’kang Longevity Pharmaceutical Group Chain Co., Ltd.

Party B: Qiu Haiyin

Party A agrees to give contractual right of its 66 franchises to Party B; the duration of the Agreement is 5 years (2013-03-01 to 2018-02-28). During the contractual period, Party B will fully perform the implementation of authorized management without any involvement from Party A. Party A shall provide supervision and suggestions. Party A shall own the right of all licenses; Party B shall have usage right only of such licenses.

During the contractual period, Party B shall pay Party A 30,000 yuan in the first year as management fee, 50,000 yuan in the second year and 6,000 yuan each year after the third year. The first year’s fee shall be paid upon the signing of this Agreement.

Party B is fully responsible for all operating expenditures as well as the arrangement of 3 staff members from Party A.

During the contractual period, Party B shall have no right to collect management fees from the franchises or Party A has the right to retrieve the operation right.

Both parties agrees that the fixed assets owned by Party A is equal to 35,000 yuan and Party B shall make one-time payment.

Party B shall rent Party A’s property on Bashan Xi Road in the amount of 100,000 yuan/year.

Party B shall follow “Drug Administration Law” during the contractual period and Party A shall not be economically or legally responsible for any liabilities caused by Party B.

For the reason of safe operation, Party A requires Party B to provide insurance for the warehouse, goods, vehicles and the staff. Party B will provide Party A with copies of insurance receipts for records.

Party A shall be responsible for the company’s normal GSP certification fee; Party B shall be responsible for the related onsite certification fee.

Party B shall pay security of 30,000 yuan which will returned at the termination of the Agreement.

The Agreement was signed on March 1, 2013